EXHIBIT 14(a)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 7, 2003 relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of the Catholic Values Investment Trust Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Other Service Providers to the Funds - CVIT Fund," "Miscellaneous - Auditors" and "Experts" in such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 20, 2003